Exhibit 10.z

3330 Cumberland Blvd., Suite 800	ph/ 678.742.8000
Atlanta, Georgia 30339	fx/ 678.742.3000

March 4, 2005

Mr. Calvin Johnston

Personal & Confidential

Dear Calvin:

I am pleased to confirm our offer for you to return to the US as CEO of Russell Athletic, based in Atlanta, Georgia. Upon your acceptance, you will be recommended to the Board of Directors for election as a corporate officer at the next formal board meeting. You will report to Jon Letzler, President and COO.

COMPENSATION: Your annual salary will be $270,000, subject to annual merit increases in conjunction with our performance review process each March beginning in 2006. In addition, you will be eligible for an annual cash bonus of 50% of base salary at target, with a maximum of 100%. The bonus is based on the achievement of specified annual financial objectives. For 2005, we will guarantee your Russell Athletic portion of your bonus payout at 40%.

LONG TERM INCENTIVE GRANT: You will continue to be eligible to participate in Russell’s long term incentive programs in accordance with the terms of such programs, which include the fiscal 2004-2005 Performance Share Award Program. For the 2004-2005 performance period, you have already received 5,000 Shares. In addition, with this promotion you will receive another grant of 3,000 shares of which 2,400 are performance based at the target level and 600 are time lapse restricted shares which will vest at the end of the performance period (December 31, 2005). The time vested restricted stock will be awarded in early 2006.

BENEFITS: Our US benefit package offers you many individual options to meet your financial and welfare needs, including Russell’s Executive Physical Program and membership at a luncheon club. In addition, you will be eligible for four (4) weeks vacation annually.

You will also participate in Russell’s Supplemental Executive Retirement Plan (SERP). Under the SERP, you would be eligible for a retirement benefit equal to approximately 2% of your average pay based on the highest 36 consecutive months out of the final 120 months of employment, less any benefits under Russell’s qualified defined benefit and excess plans. SERP participation begins effective with your acceptance of this offer. Ed Flowers, our SVP, Human Resources, is available to share specific benefit information with you. Please don’t hesitate to call Ed.

RELOCATION: We will pay moving expenses in accordance with our relocation policy. An allowance for incidental expenses also will be included (maximum $20,000).

Mr. Calvin Johnston

If you have any questions or wish to clarify any elements of this offer, please call either Ed Flowers 678/742-8102 or me at 678/742-8200. Calvin, we hope this offer meets your expectations and we believe this position is an excellent opportunity for you.

Sincerely,

/s/ Jon Letzler
Jon Letzler
President and COO

AGREED:

/s/ Calvin Johnston	April 11, 2005
Calvin Johnston	Date